Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Pomdoctor Limited on Form S-8 (No. 333-291280) of our report dated March 31, 2025 relating to the financial statements of Pomdoctor Limited appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

May 14, 2026